EXHIBIT 99.1

FISCHER IMAGING PROVIDING ADDITIONAL INFORMATION

AT THE REQUEST OF SEC

DENVER, Colo., June 11, 2003 — Fischer Imaging Corporation (NASDAQ: FIMGE) announced today that as it continues its comprehensive analysis and restatement of prior years’ financial statements it has received notice of a formal order of investigation and a subpoena from the Securities and Exchange Commission to produce records related to those financial statements for the years 2000, 2001 and the first three quarters of 2002.

This request follows the voluntary disclosures that the company made to the SEC beginning in April of this year.  Those disclosures follow the previously announced formation of an independent board committee, assisted by the law firm of Hogan & Hartson, to review the facts and circumstances underlying the decision to restate financial results.  The company has since provided documents and other information related to its investigation to the SEC.  The company intends to continue its full cooperation with the SEC investigation.

As previously disclosed, the company is working diligently to file its Form 10-K for the year ended December 31, 2002, as soon as possible.   As soon as practical prior to that time, the company will release condensed, unaudited financial information for the years 2000, 2001 and 2002. The Form 10-K will include restated financial statements for 2000 and 2001.  The restatements for 2000 and 2001 and the first three quarters of 2002 are primarily related to revenue recognition timing issues as well as re-work and warranty inventory matters and related vendor receivables.

About Fischer Imaging

Fischer Imaging Corporation designs, manufactures, and markets specialty medical imaging systems for the screening and diagnosis of disease. The company’s focus area is women’s health, particularly the diagnosis and screening of breast cancer.  Fischer Imaging’s Radiology, Electrophysiology, and Surgery (RE&S) division has produced general purpose x-ray imaging systems since 1910 making the company the oldest manufacturer of x-ray imaging devices in the United States.  For more information visit www.fischerimaging.com.

Safe Harbor Statement

This press release contains forward-looking statements about Fischer Imaging Corporation’s financial results for its years ended 2000, 2001 and 2002 and for related matters. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. Factors that could cause results to differ include: a review of certain of the company’s accounting matters is currently being conducted under the auspices of the audit committee of the board of directors; the company may identify additional transactions or matters that require accounting adjustments; the time required to complete the audit committee’s review and to permit the company’s auditors to complete their audit of 2002 and re-audits of prior years will depend on substantial additional work by the company and the availability of historical records; and it is not known at this time when the company will be able to file its annual report on Form 10-K. Uncertainty concerning the company’s business and financial results could impair its relationships with customers, which could adversely affect its revenues in future periods. More information on risks and uncertainties related to the company and its business may be found in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:

Fischer Imaging Corp.

Stephen G. Burke, (303) 450-4318